Exhibit No. 4.11

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Instrument”) dated as of June 14, 2005, by and among ARMSTRONG WORLD INDUSTRIES, INC., a corporation incorporated under the laws of the State of Pennsylvania, having its principal place of business at 2500 Columbia Avenue, Lancaster, Pennsylvania 17603 (the “Company”), J.P. Morgan Trust Company, National Association, successor-in-interest to Bank One Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States, having its principal Corporate Trust Office at 6525 West Campus Oval, New Albany, Ohio 43054 (“Resigning Trustee”), and Law Debenture Trust Company of New York, a state banking association duly organized and existing under the laws of the New York, having its principal office at 767 Third Avenue, 31st Floor, New York, NY, 10017 (“Successor Trustee”).

RECITALS

WHEREAS, the Company issued its 9-¾% Debentures due 2008 of which One Hundred Twenty-five Million and No/100 Dollars ($125,000,000.00) principal amount is outstanding (the “Debentures”), under an indenture, dated as of March 15, 1988, by and between the Company and the Morgan Guaranty Trust Company of New York and as supplemented by a supplemental indenture dated as of October 19, 1990, between the Company and First National Bank of Chicago (the “Indenture”) pursuant to which the Company issued its 8-¾%-9% Medium Term Notes of which $7,500,000.00 principal amount is outstanding (the “Medium Term Notes”).

WHEREAS, on December 6, 2000, the Company and certain of its affiliates filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware. The Company is continuing to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Indenture provides that the Resigning Trustee may at any time resign by giving written notice thereof to the Company;

WHEREAS, the Resigning Trustee represents that it gave the Company a written notice of its resignation as Trustee, a true copy of which is annexed hereto marked Exhibit A;

WHEREAS, the Indenture further provides that, if the Trustee shall resign, the Company shall appoint a successor Trustee;

WHEREAS, the Indenture provides that the successor Trustee shall deliver to the Company and to the resigning Trustee a written instrument accepting such appointment and thereupon the resignation of the resigning Trustee shall become effective and such successor Trustee without any further act, deed or conveyance, shall become vested with all rights, powers, duties and obligations of the resigning Trustee;

WHEREAS, the Indenture further provides that no successor Trustee shall accept appointment as such unless at the time it is qualified and eligible under the Indenture;

WHEREAS, subject to the Company’s consent in Paragraph 7 of this Instrument, the successor Trustee represents that it is qualified, eligible and willing to accept such appointment as successor Trustee;

WHEREAS, the Indenture further provides that notice of the resignation of the Trustee and the appointment of a successor Trustee shall be provided to the holders of the Debentures and the Medium Term Notes; and

WHEREAS, the Successor Trustee on behalf of the Company, simultaneously with the execution and delivery of this Instrument, has caused the notice required pursuant to the Indenture, a form of which is annexed hereto marked Exhibit B, to be mailed to the holders of the Debentures and the Medium Term Notes as therein required.

AGREEMENT

NOW, THEREFORE, THIS INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, WITNESSETH: that for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby covenanted, declared and decreed by the Company, the Successor Trustee and the Resigning Trustee as follows:

1. The resignation of the Resigning Trustee, and its discharge from the trust created by the Indenture, shall be effective as of the date hereof upon the execution and delivery of this Instrument by all the parties hereto.

2. The Company, in the exercise of the authority vested in it by the Indenture, hereby appoints Law Debenture Trust Company of New York, as successor Trustee under the Indenture with all rights, powers, trusts, duties and obligations under the Indenture, such appointment to be effective as of the date hereof upon the execution and delivery of this Instrument by all the parties hereto.

3. Subject to the Company’s waiver of Section 609 of the Indenture as set forth in Paragraph 7 below, the Successor Trustee hereby represents that it is qualified and eligible under the provisions of the Indenture to be appointed successor Trustee under the Indenture and hereby accepts its appointment as successor Trustee under the Indenture effective as of the date hereof upon the execution and delivery of this Instrument by all parties hereto, and hereby assumes the rights, powers, trusts, duties and obligations of the Trustee under the Indenture, subject to all terms and provisions therein contained.

4. The Resigning Trustee hereby grants, gives, bargains, sells, remises, releases, conveys, confirms, assigns, transfers and sets over to the Successor Trustee as such successor Trustee and its successors and assigns all rights, title and interest of the Resigning Trustee in and to the trust estate and all rights, powers and trusts under the Indenture; and the Resigning Trustee does hereby pay over, assign and deliver to the Successor Trustee any and all money, if any, and property, if any, held by the Resigning Trustee; and the Company for the purpose of more fully and certainly vesting in and confirming to the Successor Trustee said estate, properties, rights, and powers, at the request of the Successor Trustee, joins in the execution hereof.

5. Notwithstanding the resignation of the Resigning Trustee, as Trustee under the Indenture, the Company shall remain obligated under the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its Trusteeship under the Indenture to the extent required by the terms of the Indenture, subject to applicable law including the Bankruptcy Code. Nothing contained in this Instrument shall in any way create any new obligation on the part of the Company or create, affect or alter the rights of any party hereto regarding the payment of fees, expenses and other obligations, including indemnification, to the Resigning Trustee or the Successor Trustee and all parties hereto expressly reserve all applicable rights, claims and defenses.

6. It is agreed between the Resigning Trustee and the Successor Trustee that, notwithstanding this Instrument and the resignation of the Resigning Trustee, the Resigning Trustee shall retain all rights and entitlements relating to its service as Indenture Trustee under the applicable Indenture arising or accruing on or before the effective date of this instrument, including, without limitation, all entitlements to the payment of fees and expenses arising or accruing on or before the effective date of this Instrument, regardless of when such amounts become payable or are paid. In the event and to the extent the Successor Trustee shall exercise any lien upon the distributions to the holders of the Debentures or the Medium Term Notes, or otherwise becomes entitled to receive payment of any fees and expenses as Trustee under the Indenture for any reason at any time when the Resigning Trustee has not been fully paid, it shall do so for both its own fees and expenses and the outstanding fees and expenses of the Resigning Trustee, for any fees and expenses of the Resigning Trustee incurred in connection with its duties under the Indenture prior to the effective date of this instrument. The Successor Trustee shall promptly pay over the portion of any and all such proceeds representing such Resigning Trustee’s outstanding fees and expenses to the Resigning Trustee when and as received to the extent that the Successor Trustees fees are already paid in full. The Successor Trustee assumes no liability for any acts, errors, or omissions of the Resigning Trustee.

7. The Company consents to the waiver of the capital requirement to bring such requirement into conformity with Section 310(a)(2) of the Trust Indenture Act.

8. The Company represents and warrants to the Successor Trustee that it is duly organized and validly existing. Further, the Company represents and warrants that it will request a resolution of its Board of Directors to ratify the appointment of the Successor Trustee, and in the interim the Successor Trustee shall be considered the Trustee for all purposes.

9. The Resigning Trustee hereby represents and warrants to the Successor Trustee and the Company that:

a. There is no action, suit or proceeding pending or, to the best of the knowledge of the Resigning Trustee threatened, against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture;

b. It has made, or promptly will make, available to the Successor Trustee originals, if available, or copies in its possession, of all documents relating to the trusts created by the Indenture (the “Trusts”) and all information in the possession of its corporate trust administration department relating to the administration and status of the Trusts and will furnish to the Successor Trustee such documents or information on or before the Effective Date; and

c. The Resigning Trustee certifies that (i) $125,000,000 in aggregate principal amount on the Debentures is outstanding and interest has been paid through October 2000 and (ii) $7,500,000 in aggregate principal amount on the Medium Term Notes is outstanding and interest has been paid through November 2000.

10. The Successor Trustee represents and warrants to the Resigning Trustee and the Company that subject to the Company’s consent in Paragraph 7 of this Instrument it is eligible to serve as Trustee under the Indenture.

11. To the extent these provisions relate thereto, this instrument should be considered to amend Section 609 of the Indenture. Nothing herein shall be deemed to constitute an assumption of the Indenture or any related obligation by the Company, pursuant to 11 U.S.C. Section 365 or any other provision of law. Nothing herein shall restrict or preclude the Company from making its determination concerning the appropriate treatment of any obligation under its plan of reorganization.

12. This Instrument may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same instrument.

13. This Instrument shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

ARMSTRONG WORLD INDUSTRIES, INC.

By:
Its:

JP MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as SUCCESSOR-IN-INTEREST TO BANK ONE, N.A.

By:
Authorized Signer
Its:

LAW DEBENTURE TRUST COMPANY OF NEW YORK

By:
Authorized Signer
Its:

EXHIBIT A

June 14, 2005

Armstrong World Industries, Inc.

2500 Columbia Ave.

Lancaster, Pennsylvania 17603

Attention: Chief Financial Officer

Gentleman,

Notice is hereby given that, pursuant to Section 610 of the Indenture, dated as of March 15, 1988, between Armstrong World Industries, Inc. (the “Company”) and Morgan Guaranty Trust Company of New York, as supplemented by the Supplemental Indenture dated as of October 19, 1990 (the “Indenture”) between the Company and First National Bank of Chicago, J.P. Morgan Trust Company, National Association, successor-in-interest to Bank One Trust Company, N.A. (“JP Morgan”) hereby resigns as trustee under the Indenture, such resignation to be effective upon the appointment, pursuant to Section 611 of the Indenture, of a successor trustee, and the acceptance of such appointment by such successor trustee, pursuant to Section 611 of the Indenture.

Please acknowledge receipt of this notice by signing two copies and returning them to us.

Very truly yours,
J.P. Morgan Trust Company, National Association, successor-in-interest to Bank One Trust Company, N.A.

By:
Name:
Title:

Receipt Acknowledged:
Armstrong World Industries, Inc.

By:
Name:
Title:

EXHIBIT B

Notice to Holders of:

ARMSTRONG WORLD INDUSTRIES, INC.

9-¾% Debentures due 2008

8-¾%-9% Medium Term Notes due 2001

Law Debenture Trust Company of New York, hereby notifies you of the resignation of JP Morgan Trust Company, National Association, as Successor-in-Interest to Bank One, N.A., as successor trustee under the Indenture, dated as of March 15, 1988, and supplemented pursuant to the Supplemental Indenture dated as of October 19, 1990, pursuant to which your notes were issued and are outstanding.

ARMSTRONG WORLD INDUSTRIES, INC. has appointed Law Debenture Trust Company of New York, whose Corporate Trust Office is located at 767 Third Ave., 31st Floor, New York, NY, 10017, as Successor Trustee under the Indenture, which appointment has been accepted and became effective as of June 14, 2005.

Pursuant to Section 609 of the Indenture, any trustee under the Indenture must have a combined capital and surplus of at least $100,000,000. Law Debenture Trust Company has a combined capital and surplus of at least $50,000,000.00. Armstrong World Industries, Inc. has waived the capital requirement under Section 609 of the Indenture. However, pursuant to Section 610 of the Indenture, Law Debenture Trust Company may be removed as successor trustee at any time by an act of a majority in principal amount of holders of outstanding Debentures. Therefore, if you do not consent to the waiver of Section 609 of the Indenture, you may seek to remove Law Debenture Trust Company as Successor Trustee.

The Law Debenture Trust Company of New York